UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

DMC Global Inc.

(Exact name of registrant as specified in its charter)

Delaware	84-0608431
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

11800 Ridge Parkway, Suite 300 Broomfield, Colorado	80021
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Stock Purchase Rights	The Nasdaq Global Select Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: ______________________ (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

Explanatory Note

This Form 8-A/A is being filed by DMC Global Inc., a Delaware corporation (the “Company”) to amend the disclosure in the Company’s Registration Statement on Form 8-A filed with the U.S. Securities and Exchange Commission (the “SEC”) on June 6, 2024.

Item 1.	Description of Registrant’s Securities to be Registered.

On June 5, 2024, the Board of Directors of the Company declared a dividend of one right (a “Right”) in respect of each share of the Company’s common stock, $0.05 par value per share (“Common Stock”), held of record as of the close of business on June 17, 2024 (the “Record Time”) payable in respect of each such share at the Record Time. As provided in the Amended Rights Agreement (as defined below), one Right will be issued in respect of each share of Common Stock issued after the Record Time and prior to the Separation Time (as defined in the Amended Rights Agreement). Each Right initially represents the right to purchase one one-thousandth of a share of Series B Participating Preferred Stock, upon terms and subject to the conditions set forth in a Stockholder Protection Rights Agreement, dated as of June 5, 2024, between the Company and Computershare Trust Company, N.A., as Rights Agent (the “Original Rights Agreement”).

On May 30, 2025, the Company entered into Amendment No. 1 to Stockholder Protection Rights Agreement (the “Amendment,” and the Original Rights Agreement, as amended by the Amendment, the “Amended Rights Agreement”), which amends the Original Rights Agreement to extend the Expiration Time (as defined in the Amended Rights Agreement) of the Rights for one year from June 4, 2025 to June 4, 2026 (unless the Rights are earlier redeemed, exchanged or terminated in accordance with the terms and conditions of the Amended Rights Agreement).

The foregoing description of the Original Rights Agreement and the Amendment is qualified in its entirety by reference to the full text of the Original Rights Agreement, which is attached hereto as Exhibit 4.1, and the Amendment, which is attached hereto as Exhibit 4.2, each of which is incorporated herein by reference. The Rights, as amended, are in all respects subject to and governed by the provisions of the Amended Rights Agreement. The description of the Rights is qualified in its entirety by reference to the full text of the Amended Rights Agreement and the description of set forth in Items 1.01 and 5.03 of the Company's Current Report on Form 8-K filed June 6, 2024, which is incorporated herein by reference.

Item 2.	Exhibits.

Exhibit No.	Description

4.1	Stockholder Protection Rights Agreement, dated as of June 5, 2024, between DMC Global Inc. and Computershare Trust Company, N.A., as Rights Agent, including forms of Rights Certificate and Election to Exercise as Exhibit A thereto and Certificate of Designation, Preferences and Rights as Exhibit B thereto (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K, filed with the SEC on June 6, 2024).
4.2	Amendment No. 1 to Stockholder Protection Rights Agreement, dated as of May 30, 2025, between DMC Global Inc. and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K, filed with the SEC on June 3, 2025).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

DMC GLOBAL INC.

	By:	/s/ Eric Walter
Name: Eric Walter
Title: Chief Financial Officer

Date: June 3, 2025